Exhibit 99.1

Adagio Announces Results of Annual Meeting of Stockholders and Evolution of the Board of Directors

Marc Elia Named Chair of the Board of Directors

Waltham, MA – July 01, 2022 – Adagio Therapeutics, Inc. (Nasdaq: ADGI), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of antibody-based solutions for infectious diseases, announced today that following its Annual Meeting of Stockholders, the company has formed its new Board of Directors to support a continued commitment to the development of novel antibodies for the prevention and treatment of COVID-19 and other infectious diseases.

Industry veterans Tamsin Berry, Marc Elia and Dr. Clive Meanwell have been elected to the Adagio Board of Directors, with each of these members of the Mithril Group slate receiving over 90% of the votes cast at the meeting in support of their election. Marc Elia, founder of M28 Capital Management LP., has been appointed chair of Adagio’s Board of Directors. Including Mr. Elia, the Adagio Board of Directors now comprises the following industry experts:

•	Tamsin Berry, partner at Population Health Partners

•	Tom Heyman, former president of Johnson & Johnson Development Corporation

•	Terry McGuire, partner at Polaris Partners

•	Clive A. Meanwell, M.D., executive chair and co-founder of Population Health Partners

•	Redonda Miller, M.D., president of The Johns Hopkins Hospital

•	Michael Wyzga, president of MSW Consulting, Inc.

“On behalf of the Mithril group, I want to thank the shareholders for their attention to and support of our proposals for the company. We are elated by Adagio’s renewed focus on its original mission. We look forward to the company working with renewed energy, ingenuity, and high capital efficiency on the urgent need for durable solutions for the COVID-19 pandemic,” stated Ajay Royan, managing general partner and founder of Mithril Capital and former director of Adagio.

“Adagio Therapeutics was founded to leverage best-in-class antibody engineering technology and deep B cell mining expertise to combat viral diseases. I am delighted to be collaborating with such an esteemed Board and leadership team to help the company potentially bring forward life-changing therapeutic options,” added Mr. Elia. “At its core, Adagio represents a highly adaptive organization equipped with unique capabilities critical for discovering and developing durable solutions against viral threats, such as COVID-19. Given the circumstances we face with the ongoing COVID-19 viral burden and the clear limitations of active immunization in fully protecting our population, there has never been a more important time for Adagio to align its strategic and operational posture with the scope of the opportunity and power of its platform. We look forward to serving the patients who may benefit from our work.”

About Adagio Therapeutics

Adagio (Nasdaq: ADGI) is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of differentiated products for the prevention and treatment of infectious diseases. The company is developing its lead product candidate, adintrevimab, for the prevention and treatment of COVID-19, the disease caused by the virus SARS-CoV-2 and its variants. Beyond COVID-19, Adagio is leveraging robust antibody discovery and development capabilities that have enabled expedited advancement of adintrevimab into clinical trials to develop therapeutic or preventative options for other infectious diseases, such as additional coronaviruses and influenza. Adintrevimab is an investigational monoclonal antibody that is not approved for use in any country. The safety and efficacy of adintrevimab have not been established. For more information, please visit www.adagiotx.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “potential,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, our leadership evolution and board membership transitions; our ongoing research and clinical development plans; our plans to advance adintrevimab or other early stage candidates as a potential prophylaxis and treatment option for COVID-19, including disease caused by most variants, as either a single or combination agent; the potential for adintrevimab to demonstrate activity against predominant SARS-CoV-2 variant(s) in the U.S. and globally; our plans, technology and resources to develop therapeutic or preventative options for other infectious diseases, such as additional coronaviruses and influenza, in the U.S. and globally; and other statements that are not historical fact. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the impacts of the COVID-19 pandemic on our business and those of our collaborators, our clinical trials and our financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; the predictability of clinical success of adintrevimab based on neutralizing activity in pre-clinical studies; variability of results in models used to predict activity against SARS-CoV-2 variants of concern; clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; and the uncertainties and timing of the regulatory approval process, including the outcome of our discussions with regulatory authorities concerning our Phase 2/3 clinical trials, whether adintrevimab is able to demonstrate activity against predominant SARS-CoV-2 variant(s) in the U.S. and globally, whether we are able to successfully submit an emergency use authorization in the future, and the outcome of any such emergency use application submission; whether research and development efforts will improve efficacy of adintrevimab against predominant variants or identify additional monoclonal antibodies for the prevention and treatment of COVID-19 and other infectious diseases; whether research and development efforts will identify and result in safe and effective therapeutic or preventative options for other infectious diseases in the U.S. or globally and whether we have adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, each filed with the Securities and Exchange Commission (the “SEC”), and in our other filings with the SEC, and in Adagio’s future reports to be filed with the SEC and available at www.sec.gov. Such risks may be amplified by the impacts of the COVID-19 pandemic. Forward-looking statements contained in this press release are made as of this date, and Adagio undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

Contacts

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Investor Contact:

Monique Allaire, THRUST Strategic Communications

monique@thrustsc.com

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